PEPCO HOLDINGS, INC.
AMENDED AND RESTATED CHANGE IN CONTROL /
SEVERANCE PLAN FOR CERTAIN EXECUTIVE EMPLOYEES

1.           Introduction.  The Plan is intended to provide severance benefits to certain selected executive employees of the Employer in the event that their employment is terminated under certain circumstances, including following a Change in Control.  The Plan, as amended and restated, shall be effective as of the Effective Date.

2.           Definitions.  All singular items defined in this Plan will include the plural and vice versa.  As used herein, each of the following terms will have the respective meaning specified below:

“Base Salary” means a rate of regular compensation of a Participant, which rate shall be the greater of such person’s (i) annual base rate of compensation in effect immediately prior to the Date of Termination, or (ii) highest annual rate of compensation at any time during the 12-month period ending on the business day immediately preceding the Date of Termination.

“Benefit Factor” means the multiple (either 3.0, 2.0 or 1.5) which has been assigned to each Change in Control Participant and approved by the Committee for purposes of determining the Change in Control Participant’s benefit under Section 4.2(b).

“Board” means the Board of Directors of the Company.

“Cause” means (i) intentional fraud or material misappropriation with respect to the business or assets of the Company; (ii) the persistent refusal or willful failure of a Participant to perform substantially his or her duties and responsibilities to the Company, which continues after the Participant receives notice of such refusal and is afforded a period of not less than 45 days to remedy the refusal or failure to the satisfaction of the Board; or (iii) conduct that constitutes disloyalty to the Company or that materially damages the property, business or reputation of the Company.

“Change in Control” means the first to occur, after the Effective Date, of any of the following:

(i) if any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Subsidiaries or securities acquired with the approval of the Board) representing 35% or more of the Company’s then outstanding securities;

(ii) if during any period of 12 consecutive months during the existence of the Plan commencing on or after the Effective Date, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided that a director who was not a director at the beginning of such 12-month period shall be deemed to have satisfied such 12-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 12-month period) or by prior operation of this clause (ii);

(iii) the consummation of a merger or consolidation of the Company with any other corporation, limited liability company or similar entity, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, as defined in clause (i), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Subsidiaries) representing 50% or more of either the then outstanding shares of Stock of the Company or the combined voting power of the Company’s then outstanding securities; or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportion as their ownership of the Company immediately prior to such sale.

Upon the occurrence of a Change in Control as provided above, no subsequent event or condition shall constitute a Change in Control for purposes of the Plan, with the result that there can be no more than one Change in Control hereunder.

With respect to any payment under the Plan that is subject to Section 409A of the Code and is triggered by a “Change in Control” (including, for example, a form of payment that is made solely because a termination of employment occurs after a “Change in Control”), a “Change in Control” shall not occur unless it is also an event described under Section 409A(a)(2)(A)(v) of the Code.

“Change in Control Participant” shall have the meaning ascribed thereto by Section 3.

“Change in Control Termination” means, with respect to a Change in Control Participant, if, within the two-year period immediately following a Change in Control, the Change in Control Participant (i) is terminated by the Employer without Cause (other than on account of death or  Disability), or (ii) terminates his or her employment with the Employer for Good Reason.  A Change in Control Participant shall not be deemed to have terminated for purposes of the Plan merely because he or she ceases to be employed by the Employer and becomes employed by a new employer involved in the Change in Control provided that such new employer shall be bound by the Plan as if it were the Employer hereunder with respect to such Change in Control Participant.  No Change in Control Termination shall occur if, following a Change in Control, the successor to the Employer after the Change in Control makes an offer to employ the Change in Control Participant on terms and conditions which, if imposed by the Employer, would not give the Change in Control Participant a basis on which to terminate employment for Good Reason.  It is also expressly understood that a Change in Control Termination is under no circumstances a Qualifying Termination for purposes of the Plan.

“Code” means the Internal Revenue Code of 1986, as amended.  Reference in the Plan to any section of the Code will be deemed to include any amendments or successor provisions to such section and any Treasury regulations promulgated thereunder.

“Committee” means the Compensation/Human Resources Committee of the Board.

“Company” means, subject to Section 8.1(a), Pepco Holdings, Inc., a Delaware corporation.

“Date of Termination” means the date on which either (i) a Change in Control Termination or (ii) a Qualifying Termination occurs.

“Disability” means the occurrence of the permanent and total disability of a Participant as determined by the Committee, in its discretion.  Notwithstanding the foregoing, with respect to any payment under the Plan that is subject to Section 409A of the Code and is triggered by an event that otherwise would be deemed to qualify as a Disability under this definition (as distinct from any other separation from service under Section 409A of the Code), such event shall not be a Disability hereunder unless it is also a disability under Section 409A of the Code.

“Effective Date” means, with respect to this amendment to the Plan, August 1, 2013, with respect to any individuals designated as Participants in this Plan on the date of Board approval of this Plan amendment and thereafter, and January 1, 2014 for individuals who, as of the date of adoption of this amendment to the Plan, were participants in the Plan.

“Employer” means the Company and each Subsidiary designated by the Board to adopt the Plan (and which so adopts the Plan), or, where the context so requires, the Company and such Subsidiaries collectively. The adoption of the Plan by a Subsidiary may be revoked by the Subsidiary only with the consent of the Board, any such revocation to be subject to Section 7; provided that a Subsidiary which ceases to be, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Company prior to a Change in Control (other than in connection with and as an integral part of a series of transactions resulting in a Change in Control) shall, automatically and without any further action, cease to be (or be a part of) the Employer for purposes hereof (and the provisions of Section 7.3 shall not apply in such a case).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Good Reason” shall mean, without the express written consent of the Change in Control Participant, any of the following circumstances, provided that the Change in Control Participant provides Notice of Termination describing such circumstances to the Employer no later than ninety (90) days from the original occurrence of such circumstances and the Employer fails to fully correct such circumstances within thirty (30) days of receipt of such Notice of Termination:

(i) the assignment to the Change in Control Participant of any duties inconsistent in any materially adverse respect with his or her position, authority, duties or responsibilities from those in effect immediately prior to the Change in Control;

(ii) a material reduction in the Change in Control Participant’s base compensation, as such term is used in Treas. Reg. §1.409A-1(n)(2), as in effect immediately before the Change in Control;

(iii) except for travel reasonably required in the performance of job duties, the Company’s (or, if applicable, Subsidiary’s) requiring the Change in Control Participant to be based in any office or location more than 50 miles from that location at which he or she performed his or her services immediately prior to the occurrence of the Change in Control,; or

(iv) the failure of the Employer to obtain a reasonable agreement from any successor to assume and agree to perform the Plan, as contemplated in Section 8.1(a) or any other action or inaction that constitutes a material breach by the Company of the agreement under which the Change in Control Participant provides services to the Company.

“Notice of Termination” means a notice given by the Employer or Participant, as applicable, which shall indicate the specific termination provision in the Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provisions so indicated.

“Participant” shall have the meaning ascribed thereto by Section 3.

“Person” shall have the meaning ascribed thereto by Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof (except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation, limited liability company or similar entity, owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company, or (v) any Participant or any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) which includes such Participant).

“Plan” means this Pepco Holdings, Inc. Change -in-Control Severance Plan, as it may from time to time be amended in accordance with Section 7.

“Potential Change in Control” means the occurrence, before a Change in Control, of any of the following:

(i) if the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(ii) if the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(iii) if any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Persons any securities acquired directly from the Company or its Subsidiaries) representing 15% or more of either the then outstanding shares of Stock of the Company or the combined voting power of the Company’s then outstanding securities; or

(iv) if the Board adopts a resolution to the effect that, for purposes of the Plan, a Potential Change in Control has occurred.

“Qualifying Termination” means, with respect to a Participant, if the Participant is terminated by the Employer without Cause (other than on account of death or Disability), including within the two-year period following a Change in Control.  It is also expressly understood that a Qualifying Termination is under no circumstances a Change in Control Termination for purposes of the Plan.

“Stock” means the common stock, $.01 par value, of the Company.

“Subsidiary(ies)” means any corporation or other form of organization of which 50% of more of its outstanding voting stock or voting power is beneficially owned, directly or indirectly, by the Company, and which has duly adopted the Plan.

“Target Annual Bonus” means a Participant’s annual bonus pursuant to the Executive Incentive Compensation Plan or any successor plan for the Employer’s fiscal year in which the Date of Termination occurs (or for the prior fiscal year if the bonus opportunity has not yet been determined), which bonus would be paid or payable if the Participant and the Employer were to satisfy all conditions to the Participant’s receiving the annual bonus at target (although not necessarily the maximum annual bonus); provided that such amount shall be annualized for any fiscal year consisting of less than 12 full months; and provided, further, with respect to a Change in Control Participant, that if at the time of a Change in Control it is substantially certain that a bonus at a level beyond target will be paid or payable for the fiscal year, then the bonus which is substantially certain to be paid or payable, rather than the target bonus, shall be used for these purposes.

3.           Participation.  The employees of the Employer whose participation in the Plan is approved by the Committee shall be “Participants” for purposes hereof, subject to Section 7.  “Change in Control Participants” for purposes hereof shall be, subject to Section 7, those

Participants whose participation in the change in control benefits under the Plan is approved by the Committee.  For Change in Control Participants, such approval shall also include the determination by the Committee of the Benefit Factor attributable to each Change in Control Participant.

4.           Benefits.

4.1.           If a Qualifying Termination occurs with respect to a Participant, then such Participant shall be entitled hereunder to receive the following:

(a) an amount equal to sum of (i) the Participant’s annual Base Salary for the calendar year in which the Date of Termination occurs and  (ii) the Participant’s Target Annual Bonus for the year in which the Date of Termination occurs;

(b) for a period of six (6) months following the Date of Termination, the Employer shall pay the premiums for continuation coverage for medical, dental and vision benefits under group health plans of the Company under Section 4980B of the Code (COBRA) that are at least at a level that is substantially similar in the aggregate to the level of such benefits which was available to such Participant immediately prior to the Date of Termination; provided that (i) the Employer shall not be required to provide benefits under this Section 4.1 (b) which are in excess of those provided to a significant number of employees of similar status who are employed by the Employer from time to time, (ii) no type of benefit otherwise to be made available to a Participant pursuant to this Section 4.1(b) shall be required to be made available to the extent that it is made available to the Participant by any subsequent employer of such Participant; and (iii) in the case of any payments or reimbursements to be made to such Participant pursuant to this Section 4.1(b), all such payments and reimbursements must be paid to such Participant prior to the last day of the third calendar year following the calendar year in which the Date of Termination occurs (except if subject to Section 409A of the Code, such payments shall be subject to the limitations in Treas. Reg.§ 1.409A-3(i)(1)(iv)); and

(c) a lump sum payment of $10,000, for the cost of outplacement and other job search services.

4.2.           If a Change in Control Termination occurs with respect to a Change in Control Participant, then such Change in Control Participant shall be entitled hereunder to receive the following:

(a) the product of (i) the Change in Control Participant’s Target Annual Bonus for the year in which the Date of Termination occurs (or, if higher, as in effect at the time of the Change in Control) and (ii) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365;

(b) an amount equal to the product of (i) the Change in Control Participant’s Benefit Factor for the year in which the Date of Termination occurs (or, if higher, as in effect at the time of the Change in Control), multiplied by (ii) the sum of (A) the Change in Control Participant’s annual Base Salary for the year in which the Date of Termination occurs (or, if higher, as in effect at the time of the Change in Control) and (B) the Change in Control Participant’s Target Annual Bonus for the year in which the Date of Termination occurs (or, if higher, as in effect at the time of the Change in Control); and

(c) for a period of one (1) year after such Date of Termination, the Employer shall arrange to make available to such Change in Control Participant medical, dental, group life and disability benefits that are at least at a level (and cost to the Change in Control Participant) that is substantially similar in the aggregate to the level of such benefits which was available to such Change in Control Participant immediately prior to the Change in Control; provided that (i) the Employer shall be required to provide group life and disability benefits only to the extent it is able to do so on reasonable terms and at a reasonable cost, (ii) the Employer shall not be required to provide benefits under this Section 4.2 (c) upon and after the Change in Control which are in excess of those provided to a significant number of employees of similar status who are employed by the Employer from time to time upon and after the Change in Control, (iii) no type of benefit otherwise to be made available to a Change in Control Participant pursuant to this Section 4.2(c) shall be required to be made available to the extent it is made available to the Change in Control Participant by any subsequent employer of such Change in Control Participant and (iv) in the case of any payments or reimbursements to be made to such Change in Control Participant pursuant to this Section 4.2(c), all such payments and reimbursements must be paid to such Change in Control Participant prior to the last day of the third calendar year following the calendar year in which the Date of Termination occurs (except if subject to Section 409A of the Code, such payments shall be subject to the limitations in Treas. Reg. § 1.409A-3(i)(1)(iv)); and (v) to the extent necessary to avoid having any medical or dental benefits provided under this Paragraph treated as subject to the requirements of Section 409A of the Code, any medical or dental coverage relating to a period of time beyond the period of time during which the Change in Control Participant would be entitled (or would, but for this Plan, be entitled) to continuation coverage under a group health plan of the Company under COBRA if the Change in Control Participant elected such coverage and paid the applicable premiums, shall be provided through an insurance policy rather than a self-funded program.

4.3.           (a) the payments provided for in Section 4.1 and Section 4.2 shall (except as otherwise expressly provided therein or as otherwise expressly provided hereunder) be made as soon as practicable, but in no event later than 30 days, following the Date of Termination.

(b) Notwithstanding any other provision of the Plan to the contrary, no payment or benefit otherwise provided for under or by virtue of the foregoing provisions of the Plan shall be paid or otherwise made available unless and until the Employer shall have first received from the applicable Participant (no later than 60 days after the Date of Termination) (i) a valid, binding and irrevocable general release and non-disparagement agreement, in form and substance acceptable to the Employer in its discretion; (ii) an agreement that the Participant will take reasonable steps to protect from disclosure to others any confidential or proprietary information concerning the Employer that the Participant received during employment with the Employer; and (iii) a valid, binding and irrevocable covenant against competition and solicitation, in form and substance acceptable to the Employer, provided that the Employer shall be permitted to defer any payment or benefit otherwise provided for in the Plan to the 15th day after its receipt of such release, covenant and time at which they have become valid, binding and irrevocable.  The Employer may require that any such release contain an agreement of the Participant to notify the Employer of any benefit made available by a subsequent employer as contemplated by clause (iii) of the proviso to Section 4.1(b) and Section 4.2(c).

(c) Notwithstanding the above,(i) if an individual who then qualifies as a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code becomes entitled to a distribution from this Plan, as a result of a Qualifying Termination or a Change in Control Termination, then, to the extent and only to the extent required under  Section 409A(a)(2)(B) of the Code, no distribution otherwise payable to such specified employee during the first six months after the date of such Qualifying Termination or Change in Control Termination shall be paid to such specified employee until the date which is one day after the date which is six (6) months after the date of such Change in Control Termination (or, if earlier, the date of death of the specified employee), and (ii) to the extent that a payment under Section 4.1 or Section 4.2 is subject to Section 409A of the Code, if the last day of the 60-day period referenced in Section 4.3(b) occurs in the calendar year following the Date of Termination, payment shall not be made until the year following the Date of Termination..

4.4.           Notwithstanding any other provision of the Plan to the contrary, to the extent permitted by the Worker Adjustment and Retraining Notification Act (“WARN”), any benefit payable hereunder to a Participant as a consequence of the Participant’s Qualifying Termination or Change in Control Termination shall be reduced by any amounts required to be paid under Section 2104 of WARN to such Participant in connection with such Qualifying Termination or Change in Control Termination.

5.           Administration.  The Plan shall be administered by the Committee appointed by the Board, consisting of one or more individuals serving as a Director of the Company prior to the Change in Control.  The acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan. If any member of the Committee is to be replaced or otherwise ceases to be a member thereof upon or after a Change in Control, then the Chief Executive Officer of the Company (or, if he or she fails to act, the President, the Chief Operating Officer and the Chief Financial Officer, in that order) immediately prior to the Change in Control, and no other person, shall be permitted to designate a successor member.  If at any time there is no Committee, the Chief Executive Officer shall have the rights and responsibilities of the Committee hereunder.  The Committee shall have the full authority to employ and rely on such legal counsel, actuaries and accountants (which may also be those of the Employer), and other agents, designees and delegatees, as it may deem advisable to assist in the administration of the Plan.  The Employer hereby indemnifies each member of the Committee for any liability or expense relating to the administration of the Plan, to the maximum extent permitted by law.

6.           Parachute Tax Provisions.

6.1.           If all, or any portion, of the payments and benefits provided under the Plan, if any, either alone or together with other payments and benefits which a Change in Control Participant receives or is entitled to receive from the Company or its affiliates, would constitute a “parachute payment” within the meaning of Section 280G of the Code (whether or not under an existing plan, arrangement or other agreement) (each such parachute payment, a “Parachute Payment”), and would result in the imposition on the Change in Control Participant of an excise tax under Section 4999 of the Code, then, the Change in Control Participant is entitled to receive whichever of the following two approaches yields the greater present value: (i) a total benefit under the Plan as calculated in accordance with Section 4.2, reduced by an amount such that the total benefit does not generate an “excess parachute payment” within the meaning of Section 280G of the Code, or (ii) a total benefit under the Plan as calculated in accordance with Section 4.2, and the Change in Control Participant will be responsible for the payment of any excise taxes by reason of receiving a Parachute Payment, including, but not limited to, any applicable federal, state and local excise, income or other taxes on such Parachute Payment.  Any reduction made under this Section 6.1 shall apply first to amounts that are not subject to Section 409A of the Code and then by payment from later to earlier.

6.2.           Except as may otherwise be agreed to by the Company and the Change in Control Participant, the amount or amounts (if any) payable under this Section 6 shall be as conclusively determined by the Company’s independent auditors, or other independent advisor (who served in such capacity immediately prior to the Change in Control), whose determination or determinations shall be final and binding on all parties.  The Participant shall agree to utilize such determination or determinations, as applicable, in filing all of the Participant’s tax returns with respect to the excise tax, if any, imposed by Section 4999 of the Code.  If such independent auditors refuse to make the required determinations, then such determinations shall be made by a comparable independent accounting firm of national reputation reasonably selected by the Company.

7.           Amendment and Termination.

7.1.           Subject to Section 7.2, the Board shall have the right in its discretion at any time to amend the Plan in any respect or to terminate the Plan, subject to the limitations set forth below, prior to a Change in Control.

7.2.           Notwithstanding any other provision of the Plan to the contrary:

(a) The Plan (including, without limitation, this Section 7.2) as applied to any particular Change in Control Participant may not be amended or terminated at any time on or after the occurrence of a Change in Control in any manner adverse to the interests of such Change in Control Participant, without the express written consent of such Change in Control Participant.

(b) The Plan (including, without limitation, this Section 7.2) as applied to any particular Change in Control Participant may not be amended or terminated at any time on or after the occurrence of a Potential Change in Control in any manner adverse to the interests of such Change in Control Participant, without the prior written consent of such Change in Control Participant, until such time as the transaction or transactions contemplated in connection with the Potential Change in Control, and all related negotiations, are abandoned in their entirety as determined in good-faith and reflected in writing (before a Change in Control) by the Board.

(c) If material negotiations involving the Board or the Chief Executive Officer of the Company have commenced regarding a transaction which, if consummated, would constitute a Change in Control, and the Plan is amended or terminated while such negotiations are continuing and actively being pursued by the Board, the Chairman of the Board or the Chief Executive Officer, then such amendment or termination of the Plan (including, without limitation, this Section 7.2), to the extent adverse to the interests of any particular Change in Control Participant, shall be null and void as applied to such Change in Control Participant with respect to the Change in Control (if any) which ultimately results directly from such negotiations, unless the written consent of such Change in Control Participant to the amendment or termination is or has been obtained; it being expressly understood that this Section 7.2(c) shall not apply with respect to any negotiations which at any time prior to a Change in Control have ceased as determined in good faith and reflected in writing (prior to a Change in Control) by the Board or Chief Executive Officer (or which otherwise have ceased at a time prior to a Change in Control).

(d) In the event of a Change in Control, the Plan (including, without limitation, this Section 7.2) as applied to any particular Participant may not be amended or terminated at any time prior to the second anniversary of the occurrence of such Change in Control in any manner adverse to the interests of such Participant, without the express written consent of such Participant.

7.3.           (a) If a Subsidiary, with the consent of the Board, purports to revoke its adoption of the Plan in accordance with the other terms of the Plan, such revocation shall be considered to constitute a Plan amendment for purposes of Section 7.2, and, therefore, any such purported revocation shall be subject to the restrictions of Section 7.2.

(b) If after an individual has become a Participant and any attempt is made in accordance with the other terms of the Plan not to include such individual as one of the Participants hereunder, then such exclusion shall be considered to constitute an amendment to the Plan for purposes of Section 7.2, and, therefore, any such purported exclusion shall be subject to the restrictions of Section 7.2.

8. Miscellaneous.

8.1.           (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform under the terms of the Plan in the same manner and to the same extent that the Company and its affiliates would be required to perform it if no such succession had taken place (provided that such a requirement to perform which arises by operation of law shall be deemed to satisfy the requirements for such an express assumption and agreement), and in such event the Company (as constituted prior to such succession) shall have no further obligation under or with respect to the Plan. Failure of the Company to obtain such assumption and agreement with respect to any particular Participant prior to the effectiveness of any such succession shall be a breach of the terms of the Plan with respect to such Participant and shall entitle each such Participant to compensation from the

Employer (as constituted prior to such succession) in the same amount and on the same terms as the Participant would be entitled to hereunder were the Participant’s employment terminated for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in the Plan, “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees (or is otherwise required) to perform the Plan. Nothing in this Section 8.1 (a) shall be deemed to cause any event or condition which would otherwise constitute a Change in Control not to constitute a Change in Control.

(b)           Notwithstanding Section 8.1(a), the Company shall remain liable to those Participants who have a Change in Control Termination upon a Change in Control because (i) they are not offered continuing employment by a successor to the Employer or (ii) the Participant declines such an offer and the Participant’s resulting termination of employment otherwise constitutes a Change in Control Termination hereunder.

(c)           To the maximum extent permitted by law, the right of any Participant, Change in Control Participant, or other person to any amount under the Plan may not be subject to voluntary or involuntary anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or such other person.

(d)           The terms of the Plan shall inure to the benefit of and be enforceable by the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of each Participant. If a Participant shall die while an amount would still be payable to the Participant hereunder if they had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to the Participant’s devisee, legatee or other designee or, if there is no such designee, their estate.

8.2.           Except as expressly provided in Section 4.1 and Section 4.2, Participants shall not be required to mitigate damages or the amount of any payment provided for under the Plan by seeking other employment or otherwise, nor will any payments or benefits hereunder be subject to offset in the event a Participant does mitigate.

8.3.           The Employer shall pay all reasonable legal fees and expenses incurred from a single law firm in a legal proceeding by a Change in Control Participant in seeking to obtain or enforce any right or benefit provided by the Plan, provided that the Change in Control Participant enters into an agreement with the Company providing that the Change in Control Participant shall pay his or her own costs and expenses (and, if applicable, return any amounts theretofore advanced or paid by the Company on his or her behalf under this Section 8.3) if he or she institutes a proceeding and the judge or other decision-maker presiding over the proceeding affirmatively finds that such Change in Control Participant has failed to prevail on the merits. Payment shall be made no later than December 31 of the year after the year in which the legal expense is incurred and shall comply with Treas. Reg. § 1.409A-3(i)(1)(iv).

8.4.           (a) A Participant may file a claim for benefits under the Plan by written communication to the Committee or its designee. A claim is not considered filed until such communication is actually received by the Committee or such designee. Within 90 days ( or, if special circumstances require an extension of time for processing, 180 days, in which case notice of such special circumstances shall be provided within the initial 90-day period) after the filing of the claim, the Committee shall:

(i) approve the claim and take appropriate steps for satisfaction of the claim; or

(ii) if the claim is wholly or partially denied, advise the claimant of such denial by furnishing to him or her a written notice of such denial setting forth (A) the specific reason or reasons for the denial; (B) specific reference to pertinent provisions of the Plan on which the denial is based and, if the denial is based in whole or in part on any rule of construction or interpretation adopted by  the Committee, a reference to such rule, a copy of which shall be provided to the claimant; (C) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of the reasons why such material or information is necessary; and (D) a reference to this Section 8.4.

(b) The claimant may request a review of any denial of his or her claim by written application to the Committee within 60 days after receipt of the notice of denial of such claim. Within 60 days (or, if special circumstances require an extension of time for processing, 120 days, in which case notice of such special circumstances shall be provided within the initial 60-day period) after receipt of written application for review, the Committee shall provide the claimant with its decision in writing, including, if the claimant’s claim is not approved, specific reasons for the decision and specific references to the Plan’s provisions on which the decision is based.

8.5.           All notices under the Plan shall be in writing, and if to the Company or the Committee, shall be delivered to the General Counsel of the Company, or mailed to the Company’s principal office, addressed to the attention of the General Counsel of the Company; and if to a Participant (or the estate or beneficiary thereof), shall be delivered personally or mailed to the Participant at the address appearing in the records of the Company.

8.6.           Unless otherwise determined by the Employer in an applicable plan or arrangement, no amounts payable hereunder upon a Change in Control Termination or Qualifying Termination shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Employer for the benefit of its employees unless the Employer shall determine otherwise.

8.7.           With respect to each Participant, the Plan is the exclusive arrangement applicable to payments and benefits in connection with a change in control of the Company (whether or not a Change in Control), and supersedes any prior arrangements involving the Company or its predecessors or affiliates (including, without limitation, Conectiv and Pepco) relating to changes in control (whether or not Changes in Control). Participation in the Plan shall not limit any right of a Participant to receive any payments or benefits under an employee benefit or executive compensation plan of the Employer, including the Pepco Holdings, Inc. Long-Term Incentive Plan and the Pepco Holdings, Inc. 2012 Long-Term Incentive Plan, and any plan initially adopted as of or after the Effective Date, which are expressly contingent thereunder upon the occurrence of a change in control (including, but not limited to, the acceleration of any rights or benefits thereunder); provided that in no event shall any Participant be entitled to any payment or benefit under the Plan which duplicates a payment or benefit received or receivable by the Participant under any severance or similar plan or policy of the Employer.

8.8.           Any payments hereunder shall be made out of the general assets of the Employer. Each Participant and Change in Control Participant shall have the status of general unsecured creditors of the Employer, and the Plan constitutes a mere promise by the Employer to make payments under the Plan in the future as and to the extent provided herein.

8.9.           Nothing in the Plan shall confer on any individual any right to continue in the employ of the Employer or interfere in any way (other than by virtue of requiring payments or benefits as may expressly be provided herein) with the right of the Employer to terminate the individual’s employment at any time.

8.10.           The Employer shall be entitled to withhold from any payments or deemed payments any amount of tax withholding required by law.

8.11.           The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan which shall remain in full force and effect.

8.12.           The use of captions in the Plan is for convenience. The captions are not intended to and do not provide substantive rights.

8.13           The Plan shall be construed, administered and enforced according to the laws of the State of Delaware, without regard to principles of conflicts of law, except to the extent preempted by federal law.

8.14.           The Plan shall be interpreted to ensure that the payments under the Plan to be made by the Company to any Participant are exempt from, or comply with, Section 409A of the Code; provided, however, that nothing in the Plan shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A of the Code) from a Participant to the Company or to any other individual or entity.